Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
First Potomac Realty Trust:

We consent to the incorporation by reference in the registration statement on Form S-3 of First Potomac Realty Trust of our reports dated March 3, 2005 with respect to the consolidated and combined balance sheets of First Potomac Realty Trust and subsidiaries as of December 31, 2004 and 2003, and the related consolidated and combined statements of operations, shareholders’ equity and partners’ capital and cash flows for each of the years in the three-year period ended December 31, 2004 and the related financial statement schedule of real estate and accumulated depreciation, and with respect to management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the Annual Report on Form 10-K of First Potomac Realty Trust for the year ended December 31, 2004; our report dated March 10, 2005 with respect to the statement of revenues and certain expenses for the year ended December 31, 2004 of Enterprise Center, which report appears in the Current Report on Form 8-K/A of First Potomac Realty Trust filed March 18, 2005; and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

McLean, Virginia

March 22, 2005